UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 15, 2025

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, $0.10 par value	RIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On October 15, 2025, in connection with the closing of the previously announced offering (the “Offering”) by Transocean International Limited, a Bermuda exempted company limited by shares (the “Company”) and a wholly owned subsidiary of Transocean Ltd., of $500 million in aggregate principal amount of 7.875% Senior Priority Guaranteed Notes due 2032 (the “Notes”), the Company entered into an indenture (the “Indenture”) with Transocean Ltd., Transocean Holdings 1 Limited, Transocean Holdings 2 Limited, Transocean Holdings 3 Limited, Transocean Asset Holdings 1 Limited, Transocean Asset Holdings 2 Limited and Transocean Asset Holdings 3 Limited, as guarantors (collectively, the “Guarantors”), and Truist Bank, as trustee (the “Trustee”). The Notes will be fully and unconditionally guaranteed, jointly and severally, by the Guarantors on a senior unsecured basis.

The Notes will mature on October 15, 2032 and will bear interest at a rate of 7.875% per annum. Interest on the Notes will be paid on April 15 and October 15 of each year, beginning on April 15, 2026. The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and were offered only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act.

The terms of the Notes are governed by the Indenture, which contains covenants that, among other things, limit the Company’s ability to allow its subsidiaries to incur certain additional indebtedness, incur certain liens on its drilling rigs or drillships without equally and ratably securing the Notes, engage in certain sale and lease-back transactions covering any of its drilling rigs or drillships and consolidate, merge or enter into a scheme of arrangement qualifying as an amalgamation. The Indenture also contains customary events of default. Indebtedness under the Notes may be accelerated in certain circumstances upon an event of default as set forth in the Indenture.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by the Indenture, a copy of which is filed herewith as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01Regulation FD Disclosure.

The information set forth in Item 8.01 is incorporated by reference into this Item 7.01. The press release announcing the early results of the Tender Offer is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Item 8.01Other Events.

On October 15, 2025, Transocean Ltd. announced the early results and early settlement date for the previously announced cash tender offer (the “Tender Offer”) by the Company, which commenced on September 30, 2025, to purchase up to an aggregate principal amount of the outstanding 7.35% Senior Notes due 2041 (the “2041 Notes”), and 7.00% Notes due 2028 (the “2028 Notes” and, together with the 2028 Notes, the “Tender Notes”) for a combined aggregate purchase price of up to $50 million. The 2041 Notes have a step-up coupon currently at 9.35%. The Company has amended the terms of the Tender Offer to increase the combined aggregate purchase price to $100 million (excluding accrued and unpaid interest, which also will be paid to, but excluding, the early settlement date and excluding fees and expenses related to the Tender Offer) (as amended, the “Maximum Tender Offer Amount”). All other terms of the previously announced Tender Offer remain unchanged.

As of 5:00 p.m. New York City time on October 14, 2025 (the “Early Tender Date”), according to information provided to the Company by the tender and information agent for the Tender Offer, $88,998,000 aggregate principal amount of the 2041 Notes (approximately 50.21% of the aggregate principal amount outstanding) was validly tendered and $120,628,000 aggregate principal amount of the 2028 Notes (approximately 46.18% of the aggregate principal amount outstanding) was validly tendered. The Company accepted for payment all such 2041 Notes validly tendered and not validly withdrawn in the Tender Offer. The Company will accept for purchase all such 2028 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date on a pro rata basis based on the proration procedures described in the Offer to Purchase dated September 30, 2025 (the “Offer to Purchase”). As a result, the proration factor applicable to the 2028 Notes is approximately 13.17%.

This Current Report on Form 8-K does not constitute an offer to purchase nor a solicitation of an offer to sell the Tender Notes. In addition, this Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any Notes issued in connection with the contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Tender Offer is being made pursuant only to the Offer to Purchase.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of October 15, 2025, by and among Transocean International Limited, the Guarantors and Truist Bank, as trustee.
99.1	Press Release Announcing Early Results of the Tender Offer
101	Interactive data files pursuant to Rule 405 of Regulation S-T formatted in Inline Extensible Business Reporting Language
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 15, 2025	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person